EXHIBIT 99.1

News Release
FOR IMMEDIATE RELEASE

Contact:
Mark Castaneda
Primo Water Corporation
Phone: (336) 331-4047
E-mail: mcastaneda@primowater.com

Primo Water Announces Promotions and Additions to Senior Management Team

-  Matt Sheehan Promoted to President and Chief Operating Officer -
-  Richard Belmont Promoted to Senior Vice President and General Manager of Consumer Innovation and Global Sourcing -
-  Mary Leonard Joins Primo Water as Senior Vice President and General Manager of U.S. Water -

Winston-Salem, N.C., June 11, 2013 — Primo Water Corporation (NASDAQ: PRMW), a leading provider of multi-gallon purified bottled water and water dispensers, today announced that Matt Sheehan who is currently the Company’s Chief Operating Officer, has been promoted to President and Chief Operating Officer and Richard (“Rick”) Belmont has been promoted to Senior Vice President and General Manger of Consumer Innovation and Global Sourcing; Mr. Belmont previously was the Company’s General Manger, Water Dispensers.  In addition, Mary Leonard joined the Company as Senior Vice President and General Manger of U.S. Water.

“We look forward to Matt’s continued contributions with the addition of his new role as President. In his short time with Primo Water, Matt has had a very positive impact on our business by applying his extensive experience in developing high growth services to retailers through solid operational capabilities. Rick Belmont has been a key member of our team since 2006 and an integral part of Primo’s innovation in water dispensers.  We look forward to his continued contributions in his role as Senior Vice President of Consumer Innovation,” stated Billy D. Prim, Primo Water’s Chief Executive Officer.

Mr. Sheehan was promoted to President and Chief Operating Officer of Primo Water, effective June 10, 2013. He joined the Company in December 2012 as Chief Operating Officer. Prior to joining Primo Water, Mr. Sheehan was most recently with Coinstar, Inc. where he was instrumental in building the Redbox business, which was acquired by Coinstar in 2009. Mr. Sheehan held several roles at Redbox/Coinstar, most recently, as a Senior Venture Advisor, where he advised certain ventures within the Coinstar portfolio on long-term strategy, retail and distribution execution, and technology utilization. From 2008 to 2011, Mr. Sheehan built and led the first Redbox automated retail venture as Vice President, General Manager.

Mr. Belmont was promoted to Senior Vice President of Consumer Innovation, effective June 10, 2013. Since January 2012, he has served as the Company’s General Manager, Water Dispensers and served previously as Vice President, Products from March 2010 until January 2012 and Vice President, Marketing from September 2009 until March 2010. Prior to joining Primo Water, Mr. Belmont served in several roles at Blue Rhino Corporation.

Ms. Leonard brings over 30 years of experience in transportation, logistics, and growth management and has extensive experience in operations in the United States and Europe. Most recently, Ms. Leonard served as Chief Performance Officer for Coinstar, Inc. (NASDAQ: CSTR), where she was responsible for customer service, strategic internal communications, kiosk deployment operations, and properties and facilities management, among other responsibilities. From 2006 to 2010, she served as Senior Vice President, Operations at Redbox, which was acquired by Coinstar in 2009.  At Redbox, Ms. Leonard was responsible for strategy development and tactical execution of all facets of operations. Prior to Redbox, from 2002 to 2006, Ms. Leonard held positions of increasing responsibility at RR Donnelley Logistics. From 1977 to 2002, Ms. Leonard held positions of increasing responsibility at Federal Express. Ms. Leonard earned a Bachelor of Science – Finance from DePaul University.

“I continue to be excited about our business and future potential for creating long term value through growth and improved operating results.   With that, we are thrilled to welcome Mary to the Primo management team.  Having worked with Mary for years while building Redbox together, I know first-hand Mary's ability to impact an organization on several levels: productivity, growth, efficiency and culture.   We will benefit from her extensive experience managing operations and logistics, as well as very large teams, for leading high growth retail brands.  We look forward to her contributions as we continue to focus on execution and cost improvements to our core business,” stated Matt Sheehan, Primo Water’s President and Chief Operating Officer.

Ms. Leonard said, “As this is such an exciting time for Primo Water, I am delighted to be joining the team!  I very much look forward to leveraging my operation, transportation and logistics experience as we position the business for long term growth and profitability.”

About Primo Water Corporation

Primo Water Corporation (Nasdaq: PRMW) is a leading provider of multi-gallon purified bottled water, self-serve filtered drinking water and water dispensers sold through major retailers throughout the United States and Canada. Learn more about Primo Water at www.primowater.com.

Forward-Looking Statements

Certain statements contained herein are not based on historical fact and are "forward-looking statements" within the meaning of the applicable securities laws and regulations. Generally, these statements can be identified by the use of words such as "anticipate," "believe," "could," "estimate," "expect," "feel," "forecast," "intend," "may," "plan," "potential," "project," "should," "would," "will," and similar expressions intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Owing to the uncertainties inherent in forward-looking statements, actual results could differ materially from those stated herein. Factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, the loss of major retail customers of the Company or the reduction in volume or change in timing of purchases by major retail customers, lower than anticipated consumer and retailer acceptance of and demand for the Company's Exchange and Refill services and its water dispensers, changes in the Company's relationships with its independent bottlers, distributors and suppliers, the entry of a competitor with greater resources into the marketplace and competition and other business conditions in the water and water dispenser industries in general, the Company's experiencing product liability, product recall or higher than anticipated rates of warranty expense or sales returns associated with product quality or safety issues, the loss of key Company personnel, changes in the regulatory framework governing the Company's business, the Company's inability to efficiently and effectively integrate acquired businesses with the Company's historical business, the Company's inability to efficiently expand operations and capacity to meet growth, the Company's inability to develop, introduce and produce new product offerings within the anticipated timeframe or at all, the Company's inability to comply with its covenants in its credit facilities, the failure of lenders to honor their commitments under the Company's credit facilities, as well as other risks described more fully in the Company's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K filed on March 22, 2013 and its subsequent filings under the Securities Exchange Act of 1934. Forward-looking statements reflect management's analysis as of the date of this press release. The Company does not undertake to revise these statements to reflect subsequent developments, other than in its regular, quarterly earnings releases.

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